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                               ANNUITY ENDORSEMENT

                  INDIVIDUAL RETIREMENT ANNUITY (IRA) CONTRACTS
                   MAINTAINED AS A TRADITIONAL IRA OR SEP-IRA

For purposes of qualifying this Contract as an Individual Retirement Annuity maintained as a Traditional IRA or Simplified Employee Pension (SEP) IRA under the Code, this annuity endorsement is made part of the IRA Contract to which it is attached. It modifies certain provisions of this Contract by adding the following provisions. All Contract provisions apply except as described or modified in this endorsement. If there is any conflict between Contract and these endorsement provisions, these endorsement provisions take precedence.

We reserve the right to modify this endorsement to comply with future changes in the Code and related regulations. We will obtain the approval of any regulatory authority for the change and will provide you with a copy of such modified endorsement.

DEFINITIONS

CODE

The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

CONTRACT

When used in this endorsement, Contract means the annuity contract or annuity certificate.

REQUIRED BEGINNING DATE

Your Required Beginning Date is the first day of April following the calendar year you reach 70 1/2.

REQUIRED MINIMUM DISTRIBUTIONS

The minimum distributions that Code Sections 408(b)(3) and 408(a)(6) require to be distributed from an IRA, beginning not later than your Required Beginning Date.

TRADITIONAL IRA

An Individual Retirement Annuity described in Code Section 408(b).

SEP-IRA

A Simplified Employee Pension Individual Retirement Annuity used in conjunction with a SEP Plan established by an employer pursuant to Code Sections 408(b) and
(k).

GENERAL PROVISIONS

This Contract is established for the exclusive benefit of the individual or his or her beneficiaries.

Your interest is nonassignable, nonforfeitable and nontransferable. This contract may not be sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose; except that it may be transferred to your former spouse under a divorce decree or written instrument incidental to such divorce. If such a transfer occurs, your former spouse will become both the owner and annuitant.

If this endorsement is used in the case of a rollover from a Contract maintained as a tax-sheltered annuity under Code Section 403(b), any loan provisions in the Contract are hereby deleted.

TRADITIONAL IRA

If this Contract is intended to qualify as an Individual Retirement Annuity
(IRA), we agree to and reserve the right to modify this Contract to the extent necessary to qualify this Contract as an IRA, as described in Code Sections 408(b) and 219 of the Code, as amended and all related sections and regulations which are in effect during the term of this Contract.

SEP IRA

If this Contract is intended to qualify as a SEP IRA, we agree to and reserve the right to modify this Contract to the extent necessary to qualify this Contract as a SEP IRA as described in Code Sections 408(b) and 408(k), as amended and all related sections and regulations which are in effect during the term of this Contract.

ANNUAL REPORTS

We will furnish annual calendar year reports concerning the status of the annuity and such information concerning Required Minimum Distributions as prescribed by the Commissioner of Internal Revenue. It will be mailed to your last known post office address.

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PURCHASE PAYMENTS/CONTRIBUTIONS

All purchase payments/contributions must be in cash. This Contract does not require fixed purchase payments.

MAXIMUM PERMISSIBLE ANNUAL CONTRIBUTION AND RESTRICTIONS ON KINDS OF CONTRIBUTIONS.

(a) Except in the case of a rollover contribution (as permitted by Internal Revenue Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
      408(d)(3) and 457(e)(16)) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code Section 408(k), the total of such contributions shall not exceed the lesser of your compensation for the year or:

      o     $3,000 for any taxable year beginning in 2002 through 2004;

      o     $4,000 for any taxable year beginning in 2005 through 2007; and

      o     $5,000 for any taxable year beginning in 2008 and years thereafter.

      After 2008, the limit will be adjusted by the Secretary of the Treasury for cost of living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

(b) If you are 50 or older, the annual cash contribution limit described above is increased by:

      1.    $500 for any taxable year beginning in 2002 through 2005; and

      2.    $1,000 for any taxable year beginning in 2006 and years thereafter.

(c) If you currently participate in a SIMPLE IRA plan, your employer cannot make contributions (made pursuant to the terms of your employer's SIMPLE IRA plan) to this Contract. Also, you cannot transfer or rollover funds attributable to contributions made by your employer under its SIMPLE IRA plan prior to the expiration of the 2 year period beginning on the date you first participated in your employer's SIMPLE IRA plan.

SEP IRA MAXIMUM PURCHASE PAYMENTS

If this Contract is maintained in connection with a Simplified Employee Pension Plan, employer purchase payments for any taxable year may not exceed the limit described in Code Section 402(h).

Annual employer purchase payments to a SEP IRA under a SEP Plan may be made with respect to the taxable year in which you attain age 70 1/2 or any later year.

ANNUITY PAYMENT PLAN PROVISIONS

CHANGE OF SETTLEMENT DATE

You may change the Settlement Date shown for this Contract. Tell us the new date by written request. In all cases, the maximum Settlement Date is the earlier of:

1.    The later of:

      (a) April 1 following the calendar year in which you attain age 70 1/2, or

      (b) Such other date which satisfies the minimum distribution requirements under Code Sections 408(a)(6) or 408(b)(3);

2. Such other date as agreed upon by us, but in no event later than the latest of the annuitant's 90th birthday or the 10th contract anniversary, or such other date as agreed upon by us.

If you select a new Settlement Date, it must be at least 30 days after we receive your written request at our corporate office.

ANNUITY PAYMENT PLANS FOR CONTRACT OWNERS

You can schedule receipt of irrevocable annuity payments according to one of the plans (A through E) described in your Contract, or another plan agreed to by us, provided:

(i) the plan selected provides for payments over your life or the lives of you and your designated beneficiary and/or the plan selected provides for a period certain not extending beyond your life expectancy or the joint and last survivor expectancy of you and your designated beneficiary;

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(ii)  payments are made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As 1 and 4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations;

(iii) the plan selected satisfies the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T; and

(iv) the first required payment must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

For purposes of this section, required distributions are considered to commence on your required beginning date, or if applicable, on the date distributions are required to begin to your surviving spouse. However, if you begin receipt of payments pursuant to an irrevocable annuity payment plan that meets the requirements of Section 1.401(a)(9)-6T, Required Minimum Distributions are considered to commence on your annuity starting date.

REQUIRED MINIMUM DISTRIBUTIONS

DISTRIBUTIONS BEFORE DEATH MUST COMMENCE NO LATER THAN 70 1/2.

Notwithstanding any provision of this IRA to the contrary, the lifetime distribution of your interest in this Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of annuity payments that have commenced on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder.

Your entire interest will commence to be distributed no later than your Required Beginning Date.

Your "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations.

"Interest" shall also include the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits as may be required by the Commissioner of Internal Revenue.

DISTRIBUTIONS UPON DEATH

(a) If you have commenced irrevocable annuity payments according to one of the plans (A through E) described in your Contract, upon your death the remaining portion of your interest will continue to be distributed under the annuity payment plan chosen.

(b) If you have not commenced irrevocable annuity payments according to one of the plans (A through E) described in your Contract, upon your death, in lieu of receiving a lump sum, your designated beneficiary may receive payments under one of the following options:

1. ANNUITY PAYMENT PLAN FOR BENEFICIARIES

Payments may be made under one of the irrevocable annuity payment plans (A through E) described in your Contract, provided:

(i) your beneficiary elects the plan within 60 days after we receive all administrative requirements, including due proof of death;

(ii) the plan provides payments over a period which does not exceed the life or life expectancy of your beneficiary and or the plan selected provides for a period certain not extending beyond the life expectancy of your beneficiary;

(iii) if your beneficiary is your surviving spouse and your death occurs prior to your Required Beginning Date, payments irrevocably commence by the later of 12/31 of the year following the year of your death or 12/31 of the year you would have attained age 70 1/2; and

(iv) if your beneficiary is someone other than your surviving spouse, or if your death occurs on or after your Required Beginning Date, payments irrevocably commence no later than 12/31 of the year following the year of your death.

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2. ALTERNATIVE PAYMENT PLANS

If upon your death your beneficiary does not wish to elect one of the irrevocable annuity payment plans (A through E) described in the Contract, in lieu of distributing your entire interest in a lump sum, your designated beneficiary may choose to receive payments according to an alternative plan as agreed to by us provided:

(i) the beneficiary elects the plan within 60 days after we receive due proof of death;

(ii) if your sole designated beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such spouse's life or life expectancy corresponding to such spouse's age each year. If your surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse;

(iii) if your designated beneficiary is someone other than your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of your designated beneficiary, with such life expectancy determined using the age of your beneficiary as of his or her birthday in the year following the year of your death and reduced by 1 for each subsequent year;

(iv) if you die before your Required Beginning Date and there is no designated beneficiary, or if elected by your designated beneficiary, your entire interest will be distributed by the end of

(v) the calendar year containing the fifth anniversary of your death (or of your spouse's death in the case of the surviving spouse's death before distributions are required to begin);

(vi) if you die on or after your Required Beginning Date and there is no designated beneficiary, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over your remaining life expectancy determined using your age in the year of your death and reduced by 1 for each subsequent year; and

(vii) the life expectancy of your beneficiary is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations.

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3. SOLE SPOUSE BENEFICIARY OPTION

If your sole designated beneficiary is your surviving spouse, your spouse may elect to treat this Contract as his or her own IRA and may choose an irrevocable annuity payment plan option available to contract owners. If your surviving spouse dies after distributions commence to him or her in the form of one of the annuity payment plans (A through E) described in the Contract, the remaining interest will continue to be distributed under the annuity payment plan chosen.

An election to treat the Contract as his or her own will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

DESIGNATING A BENEFICIARY

If the death benefit under this Contract becomes payable to your beneficiary, your beneficiary shall have the right to name a beneficiary. Any such request from your beneficiary must be made on a form satisfactory to us. Once the change is received by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the receipt.

This endorsement is effective as of the contract date of this contract unless a different date is shown here.

AMERICAN CENTURION LIFE ASSURANCE COMPANY

/s/ Thomas R. Moore

SECRETARY

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